Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is hereby made and entered into as of the 1st day of January, 2000, by and between Nutriceuticals.com Corporation, a Nevada corporation (the "Employer"), and William L. LaGamba, a resident of Palm Harbor, Florida (the "Employee").

                                   WITNESSETH:

1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of the employment under this Agreement shall be for a three year period beginning as of January 1, 2000 and terminating on December 31, 2002, unless such employment is otherwise terminated as provided in paragraphs 8 and 9 of this Agreement.

3. Compensation; Reimbursement, Etc.

      (a) The basic compensation to the Employee shall be payable bi-weekly based upon a calendar-year annual base salary of $150,000 (the "Annual Base Salary"). Such salary shall be subject to an annual performance review but any adjustment shall not result in an annual salary less than the Annual Base Salary. Employee shall also be reimbursed for all reasonable expenses incurred on behalf of Employer.

      (b) The Employee shall be entitled to such other benefits as the Board of Directors and/or any compensation and stock option committee of the Board of Directors may from time to time provide to him.

4. Duties. The Employee is engaged as the Chief Operating Officer, Vice President, Secretary and Treasurer of the Employer, and he shall have such duties consistent with such offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer and provided for in the bylaws of the Employer. Employee's office shall be located at the Employer's facilities in Largo, Florida.

5. Extent of Services. During the term of his employment under this Agreement, the Employee shall devote such time and efforts to the business of the Employer as may be reasonably necessary in the normal course of business.

6. Vacation and Days Off. The Employee shall be entitled to such vacation time during each fiscal year of the Employer as he may qualify for, in accordance with any vacation policy from time to time established by the Employer's Board of Directors. Notwithstanding the foregoing, the Employee shall be entitled to an annual vacation period of not less than four (4) weeks, during which time his compensation shall be paid in full.

7. Disability, Illness and Incapacity.

      (a) During the term of this Agreement, for any period of disability, illness or incapacity which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his full compensation as set forth in paragraph 3 of this Agreement, provided however, if the Employee's disability, illness or incapacity extends beyond a period of ninety (90) consecutive days, the Employee shall not be entitled, after the expiration of such ninety (90) day period, to any further compensation under paragraph 3(a) until he returns to full-time service hereunder, but he shall be entitled only to such disability payments as may be provided by any disability insurance policy or policies, purchased by the Employer.

      (b) Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause.

      (c) If and when the period of disability, illness or incapacity of the Employee totals 90 days, his employment with the Employer shall terminate. Notwithstanding the foregoing, if the Employee and the Employer agree, the Employee may thereafter be employed by the Employer upon such terms as may be mutually agreeable.

      (d) Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three competent doctors who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two doctors. The doctors' fees and other charges associated with such determination shall be paid by the Employer.

8. Death.

      (a) All rights of the Employee hereunder shall terminate upon his death, except that the Employer shall pay to the estate of the Employee such compensation and other amounts as would otherwise have been payable to the Employee through the end of the month in which his death occurs. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate.

9. Other Terminations.

      (a) The Employer may terminate the employment of the Employee hereunder without notice for any of the following reasons:

            (i) Employee's failure to promptly and adequately perform the duties assigned to him by the Employer pursuant to paragraph 4 above, including but not limited to failure to follow the reasonable direction of the Board of Directors of the Employer, or of any supervisors or superiors of Employee;


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

            (ii) Employee's material breach of any provision of this Agreement;
or

            (iii) other good cause (as defined below).

      (b) The term "good cause" as used in this Agreement shall include, but shall not necessarily be limited to, habitual absenteeism, a pattern of conduct which tends to hold the Employer up to ridicule in the community, conviction of a felony or any crime of moral turpitude, abuse of, or substantial dependence on, as reasonably determined by the Board of Directors of the Employer, any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD or illegal or narcotic drugs. If any determination of abuse or substantial dependence by the Board of Directors is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two (2) doctors. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement. The doctors' fees and other charges associated with such determination shall be shared equally by the Employer and the Employee.

      (c) Employee may terminate this Agreement for "Good Reason" which shall result from (i) the Employee is requested to relocate to a facility more than ten miles from Largo, Florida, or (ii) the Employer's material breach of any of its obligations under this Agreement.

      (d) If the Employee's employment with the Employer is terminated pursuant to paragraph 9(a), the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement, except as otherwise specifically provided in paragraph 3 of this Agreement. If the Employee's employment with Employer is terminated by Employer for a reason other than as set forth under paragraph 9(a) or by Employee pursuant to paragraph 9(c), Employer will compensate Employee as severance pay the monies due Employee for the remainder of the term of this Agreement. The severance will be payable in full at the Employee's current base salary at time of termination.

10. Confidentiality. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

11. Waiver or Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.


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

12. Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

14. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by facsimile, e-mail, or by certified or registered mail, first class, return receipt requested, to the parties at the following addresses:

          To the Employer:    Nutriceuticals.com Corporation
                              1205 Starkey Drive, Suite A
                              Largo, Florida 33773
                              Attention: Stephen M. Watters, President
                              Facsimile No.: (727) 531-1280
                              E-mail: Steve@DrugMax.com

          With a copy to:     Schifino & Fleischer, P.A.
                              One Tampa City Center
                              201 North Franklin Street, Suite 2700
                              Tampa, Florida 33602
                              Attention: Lina Angelici, Esq.
                              Facsimile No.: (813) 223-1535
                              E-mail: LAngelici@SchifinoFleischer.com

          To the Employee:    William L. LaGamba



                              Facsimile No.:
                              E-mail:

                             [Signatures to follow]


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 6 day of January, 2000.


                                        EMPLOYER:

                                        NUTRICEUTICALS.COM CORPORATION


                                        By: /s/ Stephen M. Watters
                                            -------------------------------
                                            Stephen M. Watters, President


                                        EMPLOYEE:


                                        /s/ William L. LaGamba
                                        -----------------------------------
                                            William L. LaGamba


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